Exhibit 10.1

Marten Transport, Ltd.
Named Executive Officers’ Compensation Summary

On May 1, 2007, the company’s Compensation Committee approved an approximately 8% increase to the base salary for the Company’s named executive officers, retroactive to April 1, 2007.  Effective April 1, 2007, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary
Randolph L. Marten (Chairman, President and Chief Executive Officer)	$475,000

Robert G. Smith (Chief Operating Officer)	$239,500

Timothy P. Nash (Executive Vice President of Sales and Marketing)	$239,500

Donald J. Hinson (Vice President of Operations)	$189,000

James J. Hinnendael (Chief Financial Officer)	$189,000

6